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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

                             CASINO DATA SYSTEMS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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For Further Information:

CASINO DATA SYSTEMS                        COFFIN COMMUNICATIONS GROUP
3300 Birtcher Drive                        15300 Ventura Blvd., Suite 303
Las Vegas, NV   89118                      Sherman Oaks, CA  91403
(702)-269-5031                             (818)-789-0100
Contact:  Ron Rowan, CFO                   Contact: Sean Collins, Vice President
                                           Chris Chan, Account Executive


FOR IMMEDIATE RELEASE:


                      CASINO DATA SYSTEMS TO BE ACQUIRED BY
                           ARISTOCRAT LEISURE LIMITED

LAS VEGAS, Nevada, January 17, 2001 - Casino Data Systems (NASDAQ: CSDS) today announced that it has entered into a definitive agreement under which Aristocrat Leisure Limited, an Australian public company, would acquire Casino Data Systems in a merger transaction. Under terms of the agreement, Casino Data Systems' common shareholders will receive cash in the amount of $9.25 per share for an aggregate share consideration of approximately $180.5 million.

"We are pleased that Aristocrat has chosen to accelerate its entrance into the U.S. gaming market through the acquisition of CDS," explained Steven A. Weiss, Chairman and Chief Executive Officer of Casino Data Systems. "We believe that this transaction is a testament to the hard work and dedication of our employees and we look forward to continuing our growth as part of Aristocrat."

Aristocrat Chief Executive, Mr. Des Randall, said "The acquisition of CDS will greatly assist the development of Aristocrat's business in the United States. The two companies have complementary businesses and are a logical fit. Both sets of customers will benefit from the combination of these two leading companies in innovative and technically advanced gaming products. We are very impressed with their casino management systems, their multi-site progressive link system and their new game products. CDS has a strong management team and a positive and complementary culture, and we look forward to their contribution as part of Aristocrat's growing international presence."

Closing of the merger is subject to a number of conditions, including approval by the shareholders of Casino Data Systems and receipt of all necessary regulatory approvals. The merger is anticipated to close in the second half of 2001. In addition, Steve Weiss and Michael D. Rumbolz, Vice Chairman of Casino Data Systems, have entered into agreements under which they have agreed to vote certain of their shares in favor of the merger.

Casino Data Systems was advised by Dresdner Kleinwort Wasserstein. Aristocrat was advised by CIBC World Markets.

About Casino Data Systems:

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Casino Data Systems is a leading designer, manufacturer and distributor of innovative, technology-driven products for the gaming industry. The company's diversified product line reaches into virtually all facets of the casino floor including casino management systems, games and meters, multiple-site progressive systems and casino signs.

About Aristocrat Leisure Limited:

Aristocrat is one of the largest gaming machine companies in the world. It is an Australian public company, founded in 1953 and listed on the Australian Stock Exchange. It pioneered video multi-line gaming machines and is a major producer of games and software for gaming venues around the world. It holds over 100 state, territory and tribal licenses and its products are sold in more than thirty countries.

Casino Data Systems will file a proxy statement and other relevant documents concerning the proposed merger transaction with the SEC. Investors are URGED TO READ the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Casino Data Systems free of charge by requesting them in writing from Casino Data Systems, 3300 Birtcher Drive, Las Vegas, Nevada 89118,
Attention: Investor Relations, or by telephone at (702) 269-5000.

Casino Data Systems and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Casino Data Systems in connection with the merger. Information about the directors and executive officers of Casino Data Systems and their ownership of Casino Data Systems stock is set forth in the proxy statement for Casino Data Systems' 2000 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Forward-looking statements (statements which are not historical fact) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the following: changes in economic conditions, general competitive factors, the Company's ability to execute its service and product sales plans and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


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